        Risk Capital Reinsurance Company/Folksamerica Reinsurance Company
          Exhibit D to Asset Purchase Agreement Dated January 10, 2000
                                Assumed Business
                               September 30, 1999
                                   (millions)


                                                           GAAP                            Tax
                                                    Balance Sheet                  Balance Sheet
                                                    -------------------            --------------------
Assets
Fixed Income Securities at Market                               $222.6                          $222.6
Cash and accrued investment income                                12.9                            12.9
                                                    -------------------            --------------------
      Sub-total invested assets                                  235.5                           235.5
Premiums receivables                                             132.2                           132.2
Reinsurance recoverables                                           8.6                             8.6
Deferred acquisition costs ("DAC")                                24.4                               -
Deferred tax asset ("DTA")                                        15.1                               -
Funds held                                                        15.5                            15.5
Contingent commissions recoverables                                9.2                             9.2
                                                    -------------------            --------------------
Total Assets                                                    $440.5                          $401.0
                                                    ===================            ====================

Liabilities
Reserve for claims and claims expenses (1)                      $302.1                          $254.6
Net unearned premium reserve (1)                                 105.1                            85.0
Reinsurance balances payable                                      12.7                            12.7
Contingent commissions                                             7.6                             7.6
Funds withheld                                                     6.9                             6.9
Paid losses payable                                                5.6                             5.6
Deferred foreign exchange gain                                     0.5                             0.5
                                                    -------------------            --------------------
                                                    -------------------            --------------------
Total Liabilities                                               $440.5                          $372.9
                                                    ===================            ====================

                                                                                   --------------------
Adjusted GAAP Book Value / Tax Basis Net Assets (2)              $0.00                           $28.1
                                                    ===================            ====================

Notes:

(1)  Net of applicable reinsurance recoverable amounts.
(2) Statutory surplus (deficit) of ($40.0 million) is equal to GAAP Book Value less DAC of $24.4 million, DTA of $15.1 million, and a Schedule F penalty of $.5 million which was recorded at September 30, 1999.

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